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Exhibit 11

                              CNF TRANSPORTATION INC.
                         COMPUTATION OF PER SHARE EARNINGS
The following is the computation of fully-diluted earnings per share:

                                                           Three Months Ended                    Nine Months Ended
                                                              September 30                          September 30
                                                         1997              1996                1997              1996
                                                                (Dollars in thousands except per share data)
Net income available to common shareholders       $    37,694       $    17,713         $    85,717       $    27,332

Non-discretionary adjustments under
  the if-converted method:
  Addback: Dividends on Series B preferred
    stock, net of tax benefits                          1,951             2,141               5,861             6,458
  Addback:  Dividends on preferred stock of
  subsidiary trust, net of tax benefits                   953                -                1,165                -
  Less: Replacement funding adustment on
  Series B preferred stock, net of tax
    benefits (1)                                       (1,669)           (1,721)             (4,973)           (5,022)
Net income available to common shareholders       $    38,929       $    18,133         $    87,770       $    28,768


WEIGHTED AVERAGE SHARES OUTSTANDING:
  Common shares                                    46,630,121        44,023,076           45,956,459       43,992,127
  Equivalents: stock options                        1,802,255           953,101            1,802,255          953,101
  If converted:  Series B preferred stock           4,080,249         4,259,321            4,080,249        4,259,321
  If converted:  Preferred stock of subsidiary
    trust                                           3,125,000                -             1,273,148               -
  Adjustments for restricted stock                    (65,223)               -               (37,888)              -
                                                   55,572,402        49,235,498           53,074,223       49,204,549

FULLY DILUTED EARNINGS PER SHARE                  $      0.70       $      0.37         $       1.65      $      0.59

(1) Additional payment to the Company's Thrift and Stock Plan to replace the funding lost under the if-converted method.
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